EXHIBIT 5.1

                      KRYS BOYLE FREEDMAN & SAWYER, P.C.
                               Attorneys at Law
Telephone                   Suite 2700 South Tower                  Facsimile
(303) 893-2300              600 Seventeenth Street             (303) 893-2882
                         Denver, Colorado  80202-5427


                               March 19, 2002


Peoplesway.com, Inc.
2969 Interstate Street
Charlotte, NC 28208


Gentlemen:

     We have acted as counsel for Peoplesway.com, Inc., a Nevada corporation (the "Company"), in connection with the filing of a Registration Statement on Form SB-2 (the "Registration Statement"), under the Securities Act of 1933, as amended, covering the offer and sale by the Company of up to 2,000,000 shares of the Company's common stock. We have reviewed the corporate action of the Company in connection with these matters and have examined such documents, corporate records and other instruments as we deemed necessary for the purpose of this opinion.

     Based upon the foregoing, it is our opinion that:

       (i) the Company is a corporation duly organized and validly existing under the laws of the State of Nevada;

      (ii) the issuance of the Common Shares has been duly authorized by the Company; and

     (iii) the 2,000,000 Common Shares offered, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, and when full payment therefor shall have been received by the Company, will be legally issued, fully paid and non-assessable.

     We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,

                                     KRYS BOYLE FREEDMAN & SAWYER, P.C.


                                     By:  /s/ Stanley F. Freedman, P.C.
                                          Stanley F. Freedman, P.C.